                                                                       Exhibit 8

           [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP APPEARS HERE]

                            As of September 16, 1998


Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, MD 20852-4041

     Re:  Federal Tax Matters
          -------------------

Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as special tax counsel to Federal Realty Investment Trust (the "Trust") in connection with the Trust's Registration Statement filed with the Securities and Exchange Commission on Form S-3 relating to up to $500,000,000 of debt securities, preferred shares and common shares that may be issued by the Trust from time to time. This opinion relates to the Trust's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

     In rendering this opinion, we have reviewed and relied upon copies of the Trust's federal income tax returns on Form 1120-REIT for the taxable years of the Trust ending on December 31, 1987 through December 31, 1997. We assume that each of the foregoing returns was timely filed following timely filing of application for automatic extension in each year.

     We have reviewed and relied upon the description of the Trust, its investments and its operations contained or incorporated by reference in the Registration Statement and have had discussions with management of the Trust concerning the investments and operations of the Trust. We have also reviewed certain documents of the Trust relating to the ownership and operation of selected real estate properties, leasehold interests, and other investments owned by the Trust, including management agreements relating to such properties and leasehold interests and forms of leases relating to the Trust's properties and leasehold interests, and we rely upon representations made to us that such documents, forms of leases and management agreements are representative of those existing and in effect for the other properties and investments of the Trust.

     Representations we have received from management of the Trust, have also focused upon the number and holdings of shareholders of the Trust; the past and present distribution policy of the Trust; various record keeping requirements; and other matters which we deem

                          GOODWIN, PROCTER & HOAR LLP

Federal Realty Investment Trust
As of September 16, 1998
Page 2

relevant and upon which we rely for purposes of rendering this opinion, including without limitation the Trust's quarterly REIT compliance workpapers for each quarter of the Trust commencing January 1, 1987 as prepared by Grant Thornton LLP, independent auditors for the Trust. Except as specifically noted herein, we have not made an independent investigation of any of the facts set forth in such representations or workpapers, and have assumed that the statements contained in the representation of the Trust that, to the best of its knowledge, at no time has the Trust been closely held within the meaning of Sections 542(a)(2) and 856(h) of the Code, are, in fact, true. We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given and dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

     The conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

     Based upon and subject to the foregoing, we are of the opinion that

     1. The Trust has qualified as a REIT for the taxable years ended December 31, 1987 through December 31, 1997; that the form of organization of the Trust and its current operations, assets and contemplated income are such that the Trust is in a position under present law to so qualify for the taxable year ending December 31, 1998; and that the Trust should so qualify for the taxable year ending December 31, 1998 and thereafter provided that the Trust continues to meet the asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for the Trust to qualify as a REIT.

     2. The statements in the Registration Statement set forth under the caption "Federal Income Tax Considerations," to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

     We express no opinion with respect to the transactions described in the Registration Statement other than those expressly set forth herein. Moreover, as indicated above, the

                          GOODWIN, PROCTER & HOAR LLP


Federal Realty Investment Trust
As of September 16, 1998
Page 3


Trust's qualification and taxation as a REIT depends upon the Trust's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Trust's operations for any one taxable year will satisfy such requirements. You should recognize that our opinion is not binding on the IRS and that the IRS may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. Except as specifically discussed above, the opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

     We consent to being named as counsel to the Trust in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.



                              Very truly yours,

                              /s/ GOODWIN, PROCTER & HOAR  LLP